Exhibit 99.1

X-Rite Reports Third Quarter Results

Company Reports $61.3 Million in Net Sales, 22.8 Percent Adjusted EBITDA Margin and $50.1 Million Cash Balance

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--November 4, 2008--X-Rite, Incorporated (NASDAQ:XRIT) today announced its financial results for the quarter ended September 27, 2008.

Third Quarter Highlights:

  Adjusted EBITDA totaled $14.0 million in the third quarter versus $13.2 million and $17.2 million in the first and second quarters of 2008 respectively.
  Net sales totaled $61.3 million in the quarter, an 8.9 percent decline over the third quarter of 2007 on a pro forma combined basis with the results of Pantone included in both years.
  Operating expenses declined by 13.2 percent and 5.9 percent in the third quarter versus first and second quarters of 2008 respectively, excluding restructuring and other related charges.
  Third quarter ending cash and equivalents increased 76.9 percent to $50.1 million as compared to second quarter 2008.
  Overall proceeds from the sale of life insurance policies are expected to be $20.7 million with the total amount expected to be realized by the end of November 2008.
  A $155 million capital raise was announced and successfully completed, along with new lender agreements, on October 28, 2008.

The Company reported third quarter 2008 net sales of $61.3 million, including $10.1 million from Pantone, compared to $67.3 million in the third quarter of 2007 on a pro forma combined basis with Pantone included in both periods. On a September year-to-date basis, company net sales were $200.7 million, including Pantone, and were down 3.1 percent versus 2007 on a pro forma comparable basis. Adjusted gross margin was 57.7 percent in the third quarter, which excludes certain Pantone acquisition-related purchase price adjustments and restructuring and other related charges totaling $3.9 million. This compares to the adjusted gross margin of 59.8 percent and 57.7 percent in the first and second quarters of 2008 respectively.

Third quarter operating expenses totaling $31.4 million, excluding restructuring and other related charges were down approximately $2.0 million compared to the second quarter of 2008 on a comparable basis, as April’s restructuring plan yielded the substantial cost savings expected.

Adjusted EBITDA, a non-GAAP financial measure, was $14.0 million in the third quarter of 2008 or 22.8 percent of sales for the combined business. This compares to adjusted EBITDA of $13.2 million (20 percent of sales) and $17.2 million (23.4 percent of sales) for the first and second quarters of 2008 respectively.

“Given the overall market conditions we and our customers have been seeing and the specific challenges X-Rite has been facing in recent months, we are generally pleased with our financial performance through the third quarter,” said Thomas J. Vacchiano Jr. X-Rite’s Chief Executive Officer. “The restructuring plan that we announced and implemented in April was painful, but has clearly aided our financial health as the global economic slowdown has intensified.”

Operating income in the third quarter was $0.3 million despite restructuring and other related charges of $3.7 million. After net interest expense of $12.3 million and booked income taxes of $4.2 million (of which $2.4 million are a non cash reserve), a net loss of $15.5 million was reported in the quarter. A reconciliation of the Company’s GAAP reported net loss and adjusted EBITDA is included in Exhibit 3.

The Company’s cash balance increased from $28.3 million at the end of its second quarter to $50.1 million at the end of its third quarter. Improvements in all aspects of working capital management, along with a $10 million draw against the Company’s line of credit, and $7.5 million in proceeds from the partial sale of life insurance policies, contributed to this positive outcome.

David A. Rawden, X-Rite’s Interim Chief Financial Officer, commented, “With the successful conclusion of the $155 million capital raise, anticipated $20.7 million in life insurance proceeds, renewed access to our credit line, and improvements in working capital management, we believe X-Rite is well positioned to handle the economic uncertainty that may lie ahead of companies in the foreseeable future.”

In a continuing effort to drive greater efficiency and reduce costs, the Company also announced today that it will close its manufacturing and engineering center in Brixen, Italy. Manufacturing lines, along with selected engineering responsibilities, will be shifted to Kentwood, Michigan. The Brixen facility currently employs 22 people and the Company expects the closure to be completed in approximately 12 months. Associated restructuring charges for this closure are estimated to be $1.9 million.

2008 Performance Guidance

  2007 pro forma combined annual sales for X-Rite and Pantone were $283 million. Given current market conditions and short term expectations, the Company is revising its sales guidance for total 2008 sales to range between $263 million and $270 million.
  On April 3, 2008 the Company announced and initiated a restructuring plan to achieve cost savings of $18 million versus its original 2008 budget over the remaining three quarters of 2008. The Company is on track to meet or exceed this cost savings target by year end.
  The Company has previously provided a 2008 total year outlook for adjusted EBITDA in the range of $60 million to $68 million. Based on its revised sales outlook for the year and cost management actions, the Company now expects to be closer to the bottom end of this range. Adjusted EBITDA is consistent with the definition in the Company’s lender agreements and is reflected in Exhibit 3.

“We recognize that all X-Rite stakeholders have travelled a difficult road in 2008,” said Vacchiano. “While there are obvious economic challenges in the foreseeable future, X-Rite employees have demonstrated exceptional resiliency and an unwavering commitment to create value for all of X-Rite’s stakeholders. Our new product pipeline and recent large account design wins, combined with our ability to now focus 100 percent on operating the business, leave us excited about future growth opportunities.”

Conference Call

The Company will conduct a live audio webcast discussing its second quarter 2008 results on Tuesday, November 4, 2008 at 11:00 a.m. EST. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s Chief Executive Officer and David A. Rawden, the Company’s Interim Chief Financial Officer. To access this webcast, as well as all future webcasts, refer to the X-Rite corporate Web site at www.xrite.com. Select the Corporate/Investor Relations page and click on the Presentations and Conference Call link for the webcast. In addition, an archived version of the webcast conference call will be available on X-Rite’s Web site shortly after the live broadcast.

About X-Rite

X-Rite is the global leader in color science and technology. The Company, which now includes color industry leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting standards (GAAP) within this release, X-Rite may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.

One specific non-GAAP measure used by X-Rite is “adjusted EBITDA”, which is defined as net income adjusted for interest, taxes, depreciation, amortization, acquisition restructuring and other related charges, share based compensation, gains/losses on life insurance, foreign currency, property tax assessment on the former headquarters, and sales of assets. In addition to disclosing results that are determined under US GAAP, the Company also discloses non-GAAP results of operations that exclude certain expenses and charges that are directly related to the Amazys acquisition and Pantone acquisition and related integration and restructuring. Specific non-GAAP captions on the income statements include gross profit from continuing operations, operating expenses (selling and marketing, engineering, general and administrative and certain acquisition-related restructuring and integration expenses), operating income from continuing operations, net income from continuing operations and earnings per share information. The excluded expenses and charges primarily include costs and charges resulting from purchase accounting and integration and restructuring activities associated with the July, 2006 acquisition of Amazys Holding AG and the October, 2007 acquisition of Pantone. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits and on the Company’s website at xrite.com.

Forward-looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the impact of the Company’s defaults under its credit agreements, the Company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or for any other reason.

Exhibit 1

Sales Results - 2007 Proforma and 2008 Actual
(in millions)

	2008 Actual				2007 Proforma
	Q1	Q2	Q3	YTD	Q1	Q2	Q3	Total

Color Measurement	$54.1	$61.9	$51.2	$167.2	$55.9	$59.8	$55.4	$171.1
Color Standards	11.8	11.6	10.1	33.5	11.7	12.5	11.9	36.1

Total	$65.9	$73.5	$61.3	$200.7	$67.6	$72.3	$67.3	$207.2

Exhibit 2

Consolidated Income Statement
(in thousands)

	2008	2008	2008	2007
	Q3 Actual	Q2 Actual	Q1 Actual	Q4 Actual

Net Sales	$61,283	$73,461	$65,919	$74,687

Cost of sales	25,930	31,080	26,508	29,194

Gross profit from continuing operations	35,353	42,381	39,411	45,493
	57.7%	57.7%	59.8%	60.9%

Restructuring and other related charges	22	117	232	83
Inventory valuation amortization	3,845	3,845	3,845	2,563
	3,867	3,962	4,077	2,646

Gross profit	31,486	38,419	35,334	42,847
	51.4%	52.3%	53.6%	57.4%

Operating Expenses
Selling and marketing	15,486	17,342	17,653	18,624
Engineering	6,868	7,734	8,637	7,990
General and administrative	9,037	8,282	9,864	10,322
Restructuring and other related charges	(162)	4,606	1,158	1,362
	31,229	37,964	37,312	38,298

Operating income (loss)	257	455	(1,978)	4,549

Other income (expense)
Interest expense, net	(12,326)	(11,167)	(11,999)	(8,771)
Other, net	845	152	(1,152)	(534)
Loss on debt extinguishment	-	-	-	(5,515)
	(11,481)	(11,015)	(13,151)	(14,820)

Loss before income taxes	(11,224)	(10,560)	(15,129)	(10,271)

Income taxes	4,243	10,349	1,668	10,009

Loss from continuing operations	(15,467)	(20,909)	(16,797)	(20,280)

Discontinues operations, net	-	-	-	686

Net loss	$(15,467)	$(20,909)	$(16,797)	$(19,594)

Exhibit 3

Credit Agreement EBITDA
(in thousands)

	2008	2008	2008	2007
	Q3 Actual	Q2 Actual	Q1 Actual	Q4 Actual

Net Loss	$(15,467)	$(20,909)	$(16,797)	$(19,594)

EBITDA Adjustments:
Depreciation	2,262	1,640	1,938	1,979
Amortization	5,315	4,608	5,970	5,095
Restructuring and other related costs	861	4,722	1,390	1,445
Inventory valuation amortization	3,845	3,845	3,845	2,563
Share-based compensation (1)	804	1,008	1,118	980
Investment in founders life insurance (2)	489	73	927	455
Net interest expense (3)	12,377	11,107	11,857	8,638
Currency (gain) loss	(725)	(63)	1,259	563
Income taxes	4,243	10,349	1,668	10,695
(Gain) loss on sale of assets	(1)	1	(17)	76
Property tax assessment on former headquarters(4)	-	801	-	-
Loss on debt extinguishment	-	-	-	5,515
Pantone (October 1 - 24)	-	-	-	462
	29,470	38,091	29,955	38,466

EBITDA based on credit agreement	$14,003	$17,182	$13,158	$18,872

(1)	Excludes share-based compensation charged to restructuring, as it is included in the "Restructuring and other related costs" line
(2)

The adjustment for founders life insurance was limited to $1 million per year under the original credit agreement. This limit was met during Q2 2008. Under the forbearance and amendment agreement, definitions for which have been applied beginning in Q3 2008, there is no longer any limit on the founders life insurance adjustment. If the limit would not have been in place during the first half of 2008, second quarter EBITDA would have increased approximately $146k.

(3)

The adjustment for interest expense excluded mortgage interest on the Company's former headquarters under the original credit agreement. Under the forbearance and amendment agreement, definitions for which have been applied beginning in Q3 2008, mortgage interest is no longer excluded from the interest expense adjustment. If the Company had included mortgage in the interest expense add-back for the first half of the 2008, EBITDA would have increased approximately by $113k for Q2 2008, $143k for Q1 2008, and $206k for Q4 2007.

(4)	The special property tax assessment relating to certain land improvements on the former headquarters was agreed upon by the lenders as an EBITDA add back.

CONTACT:
X-Rite, Incorporated
David A. Rawden, Interim CFO, 616-803-2888
Drawden@xrite.com